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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-80549 of Active Software, Inc. on Form S-1 of our report dated January 22, 1999 (June 28, 1999 as to Note 10 and July 15, 1999 as to Note 11) appearing in the Prospectus, which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11, which is part of the Registration Statement and of our report dated January 22, 1999 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
San Jose, California

August 2, 1999